Exhibit 10.03

April 6, 2010

Health Enhancement Products, Inc.

7740 E. Evans Rd.  St A101

Scottsdale, AZ 85260

Attn:  Janet Crance, CFO

RE:  Amended and Restated Sublease

Dear Janet:

 Reference is made to that certain amended and restated sublease between the undersigned and Health Enhancement Products, Inc. (“Company”), dated April 12, 2006 (“Sublease”).

We have agreed in principle to amend the Sublease effective October 1, 2009, as follows:

➢

The Company will no longer occupy those portions of the premises designated Space B and Space C in the Sublease.

➢

The square footage occupied by the Company of that portion of the premises designated Space D in the Sublease has been reduced from 5,900 sq. ft. to 2,949 sq. ft.

➢

The total space to be occupied by the Company will consist of 4,672 sq. ft. of warehouse space and 4,794 of office space.

➢

The monthly rent shall be $18,200, which includes monthly real estate taxes of $1,480.

➢

I as landlord will be responsible for taxes, repairs and maintenance; the Company shall reimburse me for 70% of repairs and maintenance, upon submission of proper documentation.  The Company’s portion of real estate taxes (currently $1,480 per mo.) is included in the monthly rent, as noted above.  The annual escalation shall not apply to that portion of the rent constituting real estate taxes, which shall be subject to annual adjustment based on actual taxes payable.

We will work to enter into a Second Amended and Restated Lease which reflects the above terms, as soon as reasonably possible.

Please indicate your agreement with the foregoing by countersigning this letter agreement below where indicated, whereupon this agreement will be deemed to have amended the Sublease between us.  The sublease remains in full force and effect except as amended hereby.

S/Howard Baer

Accepted and Agreed:

Howard. R. Baer

Health enhancement Products, Inc.

S/Janet Crance

Janet Crance, CFO